Exhibit 99.1

For investor relations information, contact:
EF Johnson Technologies, Inc.
Jana Ahlfinger Bell, 972.819.0700

e-mail: jbell@efji.com

EF Johnson Technologies Announces Third Quarter Results

Irving, TX — November 12, 2009 — EF Johnson Technologies, Inc. (NASDAQ: EFJI), a leading provider of secure wireless communications solutions, today announced its results for the quarter ended September 30, 2009.  Revenues were $24.4 million, gross margin was 34% and net loss was $1.6 million, or $(0.06) per diluted share, for the three months ended September 30, 2009.

“While we are pleased with our orders and contract awards, the third quarter revenue results were not as strong as expected due to three federal customer change requests received in the last two weeks of the quarter which did not allow us to ship certain orders as anticipated.  These orders were delayed into the fourth quarter,” said Michael E. Jalbert, chairman and chief executive officer.

“The third quarter was our strongest order quarter of the year, driving our ending backlog to $64 million,” Jalbert added. These new orders and contracts support our ongoing strategy to expand our customer base and product portfolio.  Additionally, quarter three was our strongest contract award period with four new multi-year contracts including:

•                  a three year, sole source, statewide mobile radio contract with initial orders of $7.8 million;

•                  a multi-year, indefinite delivery indefinite quantity contract valued at $8.6 million from the US Department of Defense for Project 25 compliant radio accessories, with an initial order of $0.5 million;

•                  a new, multi-year wireless sensor network contract vehicle valued up to $21 million, with an initial base contract award of $4.8 million; and

•                  a $3.3 million Statewide Hybrid Project 25 Trunked and Conventional First Responder Radio System.”

Third quarter revenues of $24.4 million decreased $10.1 million as compared to last year’s third quarter revenues of $34.5 million.  Our gross profit decreased $4.6 million to $8.2 million in the three months ended September 30, 2009, from $12.9 million for the same period in 2008.  Gross profit as a percentage of revenues (“Gross Margin”) was 34% for the three months ended September 30, 2009, versus 37% for the same period a year ago.

Operating expenses decreased $2.5 million to $9.5 million in the third quarter of 2009, as compared to last year’s third quarter of $11.9 million.  This comparative decline reflects not only integration of our business units, but our continued cost reduction initiatives throughout the year.

Net loss was $1.6 million, or $(0.06) per diluted share, for the three months ended September 30, 2009, as compared to net income of $0.6 million, or $0.02 per diluted share, for the same period last year.

Revenue for the first nine months of 2009 was $77.0 million, as compared to $101.0 million for the first nine months of 2008. The decline in revenues for the first nine months was primarily attributable to lower land mobile radio revenues, partially offset by increases in government services revenues. Gross Margin was 37% for the nine months ended September 30, 2009, versus 35% for the same period a year ago.  Net loss for the first nine months of 2009 was $1.7 million as compared to net loss of $0.1 million for the first nine months of 2008. Loss per diluted share for the first nine months of 2009 was $(0.07) as compared to breakeven for the same period in 2008.

“While our nine month land mobile radio results are down comparatively with the prior year, our government broadband solutions revenues have grown during 2009, our gross margins have improved, and our operating expenses are under control.  With our current backlog and orders pipeline, we are anticipating an improved fourth quarter revenue trend over our third quarter and 2008 fourth quarter,” Jalbert added.

The Company will release the financial results for the quarter ending September 30, 2009, and has scheduled an investor webcast and conference call for 3:30 p.m. Central Time on Thursday, November 12, 2009. The investor conference call will be available via live webcast on the EF Johnson Technologies, Inc. website at www.efjohnsontechnologies.com under the tab “Investor Relations.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The webcast will be archived for 30 days.

To participate by telephone, the domestic dial-in number is (877) 407-8031 and the international dial-in number is (201) 689-8031. Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality, secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names and are Made in America. For more information, visit http://www.EFJohnsonTechnologies.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the timing and receipt of orders, the level of demand for the Company’s products and services, dependence on continued funding of governmental agency programs, continued access to bank lines of credit, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, software feature development and the implementation of application software, successful integration of the system components, general economic and business conditions, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2009 and 2008

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(as restated)		(as restated)
Revenues	$24,412	$34,500	$76,970	$100,969
Cost of sales	16,170	21,649	48,439	65,719
Gross profit	8,242	12,851	28,531	35,250

Operating expenses:
Research and development, net of reimbursements	2,424	3,559	8,860	6,935
Sales and marketing	2,229	3,275	7,138	9,689
General and administrative	4,577	4,756	15,329	16,862
Amortization of intangibles	250	357	740	1,170
Escrow fund settlement	—	—	(2,804)	—
Total operating expenses	9,480	11,947	29,263	34,656

Income (loss) from operations	(1,238)	904	(732)	594

Interest expense, net	(367)	(259)	(1,003)	(707)

Income (loss) before income taxes	(1,605)	645	(1,735)	(113)

Income tax (expense)	—	—	—	—

Net income (loss)	$(1,605)	$645	$(1,735)	$(113)

Net income (loss) per share — Basic	$(0.06)	$0.02	$(0.07)	$—

Net income (loss) per share — Diluted	$(0.06)	$0.02	$(0.07)	$—

Weighted average common shares — Basic	26,440,835	26,121,544	26,355,828	26,088,648

Weighted average common shares — Diluted	26,440,835	26,687,013	26,355,828	26,088,648

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2009 and December 31, 2008

(Unaudited and in thousands, except share and per share data)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$11,524	$11,267
Restricted cash	5,030	—
Accounts receivable, net of allowance for returns and doubtful accounts of $1,888 and $1,969, respectively	16,929	18,234
Accounts receivable due from related parties	—	1,281
Receivables - other	320	849
Cost in excess of billings on uncompleted contracts	4,717	5,116
Inventories, net	32,743	37,322
Prepaid expenses	789	1,632
Total current assets	72,052	75,701
Property, plant and equipment, net	4,801	5,996
Restricted cash	—	2,021
Goodwill	5,126	5,126
Other intangible assets, net of accumulated amortization	8,025	8,770
Other assets	71	73
TOTAL ASSETS	$90,075	$97,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$15,667	$9
Accounts payable	7,860	11,728
Accrued expenses	8,325	10,786
Billings in excess of cost on uncompleted contracts	204	217
Deferred revenues	602	1,235
Total current liabilities	32,658	23,975
Long-term debt obligations, net of current portion	—	15,006
Deferred income taxes	631	631
Other liabilities	9	1,106
TOTAL LIABILITIES	33,298	40,718
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,470,277 and 26,336,735 issued and outstanding as of September 30, 2009 and December 31, 2008, respectively)	262	262
Additional paid-in capital	155,899	154,688
Accumulated other comprehensive loss	(659)	(1,088)
Accumulated deficit	(98,596)	(96,861)
Treasury stock (118,989 and 18,083 shares at cost at September 30, 2009 and December 31, 2008)	(129)	(32)
TOTAL STOCKHOLDERS’ EQUITY	56,777	56,969
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,075	$97,687

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